EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-204455, 333-126054, 333-79643 and 333-46936 on Form S-8 of our report dated February 27, 2017, relating to the 2016 consolidated financial statements (before retrospective adjustments to the financial statements) of Nautilus, Inc. (not presented herein) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting discussed in Note 4 to the consolidated financial statements), appearing in this Annual Report on Form 10-K of Nautilus, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Portland, Oregon
February 27, 2019